Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-165049 and No. 333-169682 and Form S-8 No. 333-134590, No. 333-141988, No. 333-144112, No. 333-150267, No. 333-158344 No. 333-165925, No. 333-173244 and No. 333-180506) and related Prospectus of Nomura Holdings, Inc. of our reports dated June 27, 2012, with respect to the consolidated financial statements of Nomura Holdings, Inc., and the effectiveness of internal control over financial reporting of Nomura Holdings, Inc., included in this Annual Report (Form 20-F) for the year ended March 31, 2012.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

June 27, 2012